Exhibit 99

OTIS REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Delivers strong fourth quarter and full year results with organic sales and EPS growth;
announces 2022 outlook

•4Q Net sales up 2.2% and organic sales up 2.8% with GAAP EPS up 12.1% and adjusted EPS up 9.1%
•4Q New Equipment orders up 7.3%; FY up 13.2%; backlog up 1%, up 3% at constant currency
•Maintenance portfolio units up 3%
•FY Net sales up 12.1% and organic sales up 8.9% with GAAP EPS up 38.9% and adjusted EPS up 19.4%
•FY GAAP cash flow from operations of $1.8 billion; free cash flow of $1.6 billion, or 128% of net income
•Announcing 2022 outlook* with organic sales up 2.5 to 4.5%, adjusted earnings per share of $3.20 to $3.30 and free cash flow of ~$1.6 billion

FARMINGTON, Conn., January 31, 2022 – Otis Worldwide Corporation (NYSE:OTIS) reported full year net sales of $14.3 billion with 8.9% organic growth. GAAP diluted earnings per share (EPS) increased 38.9% to $2.89 and adjusted diluted EPS increased 19.4% to $3.01.

"Otis delivered a strong fourth quarter, capping an excellent year as we continued to execute on our long-term strategy and provide innovative solutions and services to our customers. Despite ongoing macro challenges in 2021, we achieved consistent and broad-based organic sales growth and margin expansion, grew our maintenance portfolio at the highest rate in over 10 years and gained share in New Equipment for the second consecutive year. Additionally, our continued robust cash flow generation enabled us to strategically deploy capital to create long-term value for all stakeholders," said President and CEO Judy Marks. "We are confident this momentum will continue in 2022 and beyond, positioning us to deliver on our financial commitments and advance ESG priorities."

Key Figures

($ millions, except per share amounts)	Quarter Ended December 31,				Year Ended December 31,
	2021	2020	Y/Y	Y/Y (CFX)	2021	2020	Y/Y	Y/Y (CFX)
Net sales	$3,569	$3,493	2.2%	2.9%	$14,298	$12,756	12.1%	9.1%
Organic sales				2.8%				8.9%
GAAP
Operating profit	$496	$440	$56		$2,108	$1,639	$469
Operating profit margin	13.9%	12.6%	130 bps		14.7%	12.8%	190 bps
Net income	$281	$251	12.0%		$1,246	$906	37.5%
Earnings per share	$0.65	$0.58	12.1%		$2.89	$2.08	38.9%
Adjusted non-GAAP comparison
Operating profit	$520	$509	$11	$21	$2,191	$1,919	$272	$210
Operating profit margin	14.6%	14.6%	0 bps		15.3%	15.0%	30 bps
Net income	$310	$288	7.6%		$1,297	$1,096	18.3%
Earnings per share	$0.72	$0.66	9.1%		$3.01	$2.52	19.4%

Fourth quarter net sales of $3.6 billion increased 2.2%, with a 2.8% increase in organic sales. Organic sales increased 1.2% in New Equipment and increased 4.0% in Service.

Fourth quarter GAAP operating profit increased $56 million and adjusted operating profit increased $11 million and $21 million at constant currency driven by segment operating profit growth. GAAP operating profit also benefited from lower non-recurring separation costs. GAAP operating profit margin expanded 130 basis points to 13.9% and adjusted operating profit margin was flat versus prior year at 14.6%.

GAAP EPS increased 12.1% to $0.65 and adjusted EPS increased 9.1% to $0.72, driven by operating profit growth and a lower effective tax rate.

Full year net sales increased 12.1% driven by a 8.9% increase in organic sales and a 3.0% benefit from foreign exchange. GAAP and adjusted operating profit increased $469 million and $272 million, respectively, driven by segment operating profit growth. GAAP operating profit also benefited from the absence of a fixed asset impairment charge taken in the prior year and lower non-recurring separation costs. GAAP and adjusted operating profit margin expanded 190 basis points and 30 basis points, respectively. GAAP and adjusted EPS increased 38.9% and 19.4%, respectively, driven by operating profit growth and a reduction in the effective tax rate.

New Equipment

	Quarter Ended December 31,				Year Ended December 31,
($ millions)	2021	2020	Y/Y	Y/Y (CFX)	2021	2020	Y/Y	Y/Y (CFX)
Net sales	$1,562	$1,531	2.0%	1.2%	$6,428	$5,371	19.7%	15.6%
Organic sales				1.2%				15.5%

GAAP
Operating profit	$77	$80	$(3)		$459	$318	$141
Operating profit margin	4.9%	5.2%	(30) bps		7.1%	5.9%	120 bps

Adjusted non-GAAP comparison
Operating profit	$83	$90	$(7)	$(11)	$482	$348	$134	$105
Operating profit margin	5.3%	5.9%	(60) bps		7.5%	6.5%	100 bps

In the fourth quarter, net sales of $1.6 billion increased 2.0% with a 1.2% increase in organic sales. Organic sales were up 11.9% in Asia, partially offset by a decline of 9.5% and 6.3% in the Americas and EMEA, respectively, due to tougher compares as the business recovered from the impact of COVID-19 in the fourth quarter of the prior year.

GAAP operating profit decreased $3 million to $77 million and adjusted operating profit decreased $7 million to $83 million as installation productivity and favorable project performance partially mitigated commodity and mix headwinds. GAAP and adjusted operating profit margin contracted 30 basis points and 60 basis points, respectively.

Fourth quarter New Equipment orders were up 7.3% at constant currency from growth in the Americas and Asia and full year New Equipment orders were up 13.2% with growth in all regions. New equipment backlog at constant currency increased 3% versus the prior year.

Full year net sales increased 19.7% with a 15.5% increase in organic sales driven by strong growth in all regions. GAAP operating profit increased $141 million and adjusted operating profit increased $134 million primarily due to higher volume. GAAP and adjusted operating profit margin expanded 120 basis points and 100 basis points, respectively.

Service

	Quarter Ended December 31,				Year Ended December 31,
($ millions)	2021	2020	Y/Y	Y/Y (CFX)	2021	2020	Y/Y	Y/Y (CFX)
Net sales	$2,007	$1,962	2.3%	4.2%	$7,870	$7,385	6.6%	4.3%
Organic sales				4.0%				4.1%

GAAP
Operating profit	$447	$421	$26		$1,762	$1,611	$151
Operating profit margin	22.3%	21.5%	80 bps		22.4%	21.8%	60 bps

Adjusted non-GAAP comparison
Operating profit	$462	$442	$20	$34	$1,795	$1,658	$137	$104
Operating profit margin	23.0%	22.5%	50 bps		22.8%	22.5%	30 bps

In the fourth quarter, net sales of $2.0 billion increased 2.3%, with a 4.0% increase in organic sales. Organic maintenance and repair sales increased 4.3% and organic modernization sales increased 2.2%.

GAAP operating profit of $447 million increased $26 million and adjusted operating profit of $462 million increased $20 million and $34 million at constant currency as higher volume, productivity and favorable pricing and mix were partially offset by the absence of field cost containment actions related to COVID-19 taken in the prior year. GAAP and adjusted operating profit margin expanded 80 basis points and 50 basis points, respectively.

Full year net sales increased 6.6% with a 4.1% increase in organic sales. GAAP operating profit increased $151 million and adjusted operating profit increased $137 million primarily due to higher volume. GAAP and adjusted operating profit margin expanded 60 basis points and 30 basis points, respectively.

Cash flow

	Quarter Ended December 31,			Year Ended December 31,
($ millions)	2021	2020	Y/Y	2021	2020	Y/Y
Cash flow from operations	$277	$309	$(32)	$1,750	$1,480	$270
Free cash flow	$236	$238	$(2)	$1,594	$1,297	$297
Free cash flow conversion	84%	95%		128%	143%

Fourth quarter cash from operations of $277 million decreased $32 million and free cash flow of $236 million decreased $2 million as higher GAAP net income and the timing of tax and benefit payments was more than offset by an increase in working capital. In addition, free cash flow benefited from a $30 million reduction in capital expenditures.

Full year cash from operations of $1.8 billion increased $270 million and full year free cash flow of $1.6 billion increased $297 million driven by higher GAAP net income and a reduction in capital expenditures.

2022 Outlook*
Otis is announcing its full year outlook:
•Net sales of $14.4 to $14.7 billion, up 1 to 3%
•Organic sales up 2.5 to 4.5%
◦Organic New Equipment sales up 0.5 to 3.0%
◦Organic Service sales up 4 to 6%
•Adjusted operating profit of $2.24 to $2.3 billion, up $95 to $165 million at constant currency; up $50 to $120 million at actual currency
•Adjusted EPS of $3.20 to $3.30, up 6 to 10%; adjusted effective tax rate between 27.5% and 28.0%
•Free cash flow of approximately $1.6 billion with conversion of 115 to 120% of GAAP net income

*Note: When we provide outlook for organic sales, adjusted operating profit, adjusted EPS, adjusted effective tax rate and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.

About Otis
Otis is the world's leading elevator and escalator manufacturing, installation and service company. We move 2 billion people a day and maintain approximately 2.1 million customer units worldwide, the industry's largest maintenance portfolio. Headquartered in Connecticut, USA, Otis is 70,000 people strong, including 41,000 field professionals, all committed to meeting the diverse needs of our customers and passengers in more than 200 countries and territories worldwide. For more information, visit www.otis.com and follow us on LinkedIn, Instagram, Facebook and Twitter @OtisElevatorCo.

Use and Definitions of Non-GAAP Financial Measures
Otis Worldwide Corporation (“Otis”) reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures (referenced in this press release) to the corresponding amounts prepared in accordance with GAAP appears in the attached tables. These tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.

Organic sales, adjusted selling, general and administrative (“SG&A”) expense, earnings before interest taxes and depreciation (“EBITDA”), adjusted EBITDA, adjusted operating profit, adjusted net income, adjusted diluted earnings per share (“EPS”), adjusted effective tax rate and free cash flow are non-GAAP financial measures.

Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items of a non-recurring and/or nonoperational nature (“other significant items”). Management believes organic sales is a useful measure in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Adjusted SG&A expense represents SG&A expense (a GAAP measure), excluding restructuring costs, other significant items and allocated costs for certain functions and services previously performed by United Technologies Corporation (“UTC”) prior to our separation (“UTC allocated costs”) and including solely for fiscal years prior to 2020 estimated standalone public company costs, as though Otis’ operations had been conducted independently from UTC (“standalone costs”). Standalone costs for fiscal years prior to 2020 are based on quarterly estimates determined during Otis’ annual planning process for the 2020 fiscal year. Recurring standalone costs for 2021 and 2020 are not adjusted.

Adjusted operating profit represents income from continuing operations (a GAAP measure), excluding restructuring costs, other non-recurring significant items, UTC allocated costs and including solely for fiscal years prior to 2020 estimated standalone public company costs.

Adjusted net interest expense represents net interest expense (a GAAP measure), adjusted for the impacts of non-recurring acquisition related financing costs and related net interest expense pending the completion of a transaction.

Adjusted net income represents net income from continuing operations (a GAAP measure), excluding restructuring costs and other non-recurring significant items, UTC allocated costs, adjusted net interest expense and including solely for fiscal years prior to 2020 estimated standalone public company costs, estimated adjustments to non-service pension expense, net interest expense and income tax expense as if Otis was a standalone public company (“standalone operating income adjustments”). Adjusted EPS represents diluted earnings per share from continuing operations (a GAAP measure), adjusted for the per share impact of restructuring, other significant items and solely for fiscal years prior to 2020 standalone operating income adjustments.

The adjusted effective tax rate represents the effective tax rate (a GAAP measure) adjusted for the tax impact of restructuring costs, non-recurring significant items, adjusted net interest expense and solely for fiscal year prior to 2020 the tax impact of the additional adjustments (estimated standalone public company costs, interest expense and non-service pension expense).

EBITDA represents net income from operations (a GAAP measure), adjusted for noncontrolling interests, income tax expense, net interest expense, non-service pension expense and depreciation and amortization. Adjusted EBITDA represents EBITDA, as calculated above, adjusted for the impact of restructuring, other significant items and UTC allocated costs, including solely for fiscal years prior to 2020 estimated standalone public company costs. Management believes that adjusted SG&A, EBITDA, adjusted EBITDA, adjusted operating profit, adjusted net income, adjusted EPS and the adjusted effective tax rate are useful measures in providing period-to-period comparisons of the results of the Company’s ongoing operational performance and to the extent applicable as if it had been a standalone public company for fiscal years prior to 2020.

Additionally, GAAP financial results include the impact of changes in foreign currency exchange rates ("AFX"). We use the non-GAAP measure “at constant currency” or “CFX” to show changes in our financial results without giving effect to period-to-period currency fluctuations. Under U.S. GAAP, income statement results are translated in U.S. dollars at the average exchange rate for the period presented. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Free cash flow is a non-GAAP financial measure that represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing Otis’ ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders.

When we provide our expectations for organic sales, adjusted operating profit, adjusted net interest expense, adjusted net income, adjusted effective tax rate, adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS from continuing operations, operating profit, the effective tax rate, net sales and expected cash flow from operations) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement
This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for Otis’ future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “medium-term,” “near-term,” “confident,” "goals" and other words of similar meaning in connection with a discussion of future operating or financial performance, the proposed tender offer by Otis to acquire all of the issued and outstanding shares of Zardoya Otis, S.A (the "Tender Offer") and the separation (the “Separation”) from United Technologies Corporation (now known as Raytheon Technologies Corporation (“RTX”)). Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, dividends, share repurchases, tax rates, research & development spend, credit ratings, net indebtedness and other measures of financial performance or potential future plans, strategies or transactions of Otis following the Separation or in connection with the Tender Offer, including the estimated costs associated with the Separation and the Tender Offer, or statements that relate to climate change and our intent to achieve certain environmental, social and governance targets or goals, including operational impacts and costs associated therewith, and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, Otis claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which Otis and its businesses operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction, pandemic health issues (including COVID-19 and variants thereof and the ongoing economic recovery therefrom and their effects on, among other things, global supply, demand and distribution), natural disasters and the financial condition of Otis’ customers and suppliers; (2) challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services; (3) future levels of indebtedness, capital spending and research and development spending; (4) future availability of credit and factors that may affect such availability, credit market conditions and Otis’ capital structure; (5) the timing and scope of future repurchases of Otis’ common stock ("Common Stock"), which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (6) fluctuations in prices and delays and disruption in delivery of materials and services from suppliers, whether as a result of COVID-19 or otherwise; (7) cost reduction or containment actions, restructuring costs and related savings and other consequences thereof; (8) new business and investment opportunities; (9) the outcome of legal proceedings, investigations and other contingencies; (10) pension plan assumptions and future contributions; (11) the impact of the negotiation of collective bargaining agreements and labor disputes; (12) the effect of changes in political conditions in the U.S. and other countries in which Otis and its businesses operate on general market conditions, global trade policies and currency exchange rates in the near term and beyond; (13) the effect of changes in tax, environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which Otis and its businesses operate; (14) the ability of Otis to retain and hire key personnel; (15) the scope, nature, impact or timing of acquisition and divestiture activity, including among other things integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs; (16) the timing of closing, if any, of the Tender Offer and the ability to achieve the expected benefits of the Tender Offer and the timing thereof; (17) the ability to achieve the expected benefits of the Separation; (18) the determination by the Internal Revenue Service and other tax authorities that the distribution or certain related transactions should be treated as taxable transactions; and (19) the amount of our obligations and nature of our contractual restrictions pursuant to, and disputes that have or may hereafter arise under the agreements we entered into with RTX and Carrier Corporation in connection with the Separation. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary from those stated in forward-looking statements, see Otis’ registration statement on Form 10 and the reports of Otis on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and Otis assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Otis Worldwide Corporation
Condensed Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(amounts in millions, except per share amounts)	2021	2020	2021	2020
Net Sales	$3,569	$3,493	$14,298	$12,756
Costs and Expenses:
Cost of products and services sold	2,530	2,481	10,105	8,977
Research and development	46	40	159	152
Selling, general and administrative	503	537	1,948	1,924
Total Costs and Expenses	3,079	3,058	12,212	11,053
Other income (expense), net	6	5	22	(64)
Operating profit	496	440	2,108	1,639
Non-service pension cost (benefit)	5	6	11	6
Interest expense (income), net	44	37	136	122
Net income before income taxes	447	397	1,961	1,511
Income tax expense	137	118	541	455
Net income	310	279	1,420	1,056
Less: Noncontrolling interest in subsidiaries' earnings	29	28	174	150
Net income attributable to Otis Worldwide Corporation	$281	$251	$1,246	$906
Earnings Per Share of Common Stock:
Basic	$0.66	$0.58	$2.91	$2.09
Diluted	$0.65	$0.58	$2.89	$2.08
Weighted Average Number of Shares Outstanding:
Basic shares	424.9	433.4	427.7	433.2
Diluted Shares	429.1	435.8	431.4	434.6

Otis Worldwide Corporation
Segment Net Sales and Operating Profit

	Quarter Ended December 31,		Quarter Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2021		2020
	Reported	Adjusted	Reported	Adjusted
Net Sales
New Equipment	$1,562	$1,562	$1,531	$1,531
Service	2,007	2,007	1,962	1,962
Consolidated Net Sales	$3,569	$3,569	$3,493	$3,493

Operating Profit
New Equipment	$77	$83	$80	$90
Service	447	462	421	442
Segment Operating Profit	524	545	501	532
General corporate expenses and other	(28)	(25)	(61)	(23)
Consolidated Operating Profit	$496	$520	$440	$509

Segment Operating Profit Margin
New Equipment	4.9%	5.3%	5.2%	5.9%
Service	22.3%	23.0%	21.5%	22.5%
Total Operating Profit Margin	13.9%	14.6%	12.6%	14.6%

	Year Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2021		2020
	Reported	Adjusted	Reported	Adjusted
Net Sales
New Equipment	$6,428	$6,428	$5,371	$5,371
Service	7,870	7,870	7,385	7,385
Consolidated Net Sales	$14,298	$14,298	$12,756	$12,756

Operating Profit
New Equipment	$459	$482	$318	$348
Service	1,762	1,795	1,611	1,658
Segment Operating Profit	2,221	2,277	1,929	2,006
General corporate expenses and other	(113)	(86)	(290)	(87)
Consolidated Operating Profit	$2,108	$2,191	$1,639	$1,919

Segment Operating Profit Margin
New Equipment	7.1%	7.5%	5.9%	6.5%
Service	22.4%	22.8%	21.8%	22.5%
Total Operating Profit Margin	14.7%	15.3%	12.8%	15.0%

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2021	2020	2021	2020

New Equipment
Net sales	$1,562	$1,531	$6,428	$5,371
GAAP Operating profit	77	80	459	318
Restructuring	6	10	23	30
Adjusted New Equipment Operating Profit	$83	$90	$482	$348
Adjusted operating profit margin	5.3%	5.9%	7.5%	6.5%

Service
Net sales	$2,007	$1,962	$7,870	$7,385
GAAP Operating profit	447	421	1,762	1,611
Restructuring	15	21	33	47
Adjusted Service Operating Profit	$462	$442	$1,795	$1,658
Adjusted Operating Profit Margin	23.0%	22.5%	22.8%	22.5%

Adjusted general corporate expenses and other	$(25)	$(23)	$(86)	$(87)

Adjusted Total Operating Profit	$520	$509	$2,191	$1,919

Total Otis
GAAP Operating profit	$496	$440	$2,108	$1,639
Restructuring	21	31	56	77
One-time separation costs	3	37	27	119
Expected insurance recovery	—	(17)	—	(17)
Fixed asset impairment	—	18	—	85
UTC allocated corporate expenses	—	—	—	16
Adjusted Total Operating Profit	$520	$509	$2,191	$1,919
Adjusted Operating Profit Margin	14.6%	14.6%	15.3%	15.0%

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Net Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions, except per share amounts)	2021	2020	2021	2020
Adjusted Operating Profit	$520	$509	$2,191	$1,919
Non-service pension cost (benefit)	5	5	11	5
Net interest expense [1]	30	38	122	123
Adjusted income from operations before income taxes	485	466	2,058	1,791
Income tax expense	137	118	541	455
Tax impact on restructuring and non-recurring items	9	11	20	58
Non-recurring tax items	—	21	26	32
Adjusted net income from operations	339	316	1,471	1,246
Noncontrolling interest	29	28	174	150
Adjusted net income attributable to common shareholders	$310	$288	$1,297	$1,096

GAAP income attributable to common shareholders	$281	$251	$1,246	$906
Restructuring	21	31	56	77
One-time separation costs	3	37	27	119
Zardoya Otis Tender Offer debt costs [1]	14	—	14	—
Expected insurance recovery	—	(17)	—	(17)
Fixed asset impairment	—	18	—	85
UTC allocated corporate expenses	—	—	—	16
Tax effects of restructuring, non-recurring items and other	(9)	(11)	(20)	(58)
Non-recurring tax items	—	(21)	(26)	(32)
Adjusted net income attributable to common shareholders	$310	$288	$1,297	$1,096

Diluted Earnings Per Share	$0.65	$0.58	$2.89	$2.08
Impact to diluted earnings per share	0.07	0.08	0.12	0.44
Adjusted Diluted Earnings Per Share	$0.72	$0.66	$3.01	$2.52

Effective Tax Rate	30.6%	29.8%	27.6%	30.1%
Impact of adjustments on effective tax rate	(0.5)%	2.3%	0.9%	0.3%
Adjusted Effective Tax Rate	30.1%	32.1%	28.5%	30.4%

1 Otis incurred interest costs associated with financing the Zardoya Otis Tender Offer. Interest expense for the current quarter and year-to-date are reflected as adjusted without those costs.

Otis Worldwide Corporation
Components of Changes in Net Sales

Quarter Ended December 31, 2021 Compared with Quarter Ended December 31, 2020

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Total
New Equipment	1.2%	0.8%	—%	2.0%
Service	4.0%	(1.9)%	0.2%	2.3%
Maintenance and Repair	4.3%	(1.7)%	0.2%	2.8%
Modernization	2.2%	(1.9)%	—%	0.3%
Total Net Sales	2.8%	(0.7)%	0.1%	2.2%

Year Ended December 31, 2021 Compared with Year Ended December 31, 2020

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Total
New Equipment	15.5%	4.1%	0.1%	19.7%
Service	4.1%	2.3%	0.2%	6.6%
Maintenance and Repair	4.5%	2.2%	0.3%	7.0%
Modernization	2.5%	1.9%	0.1%	4.5%
Total Net Sales	8.9%	3.0%	0.2%	12.1%

Components of New Equipment Backlog

Growth %
Q4 2021
New Equipment Backlog increase at actual currency	1%
Foreign exchange impact to New Equipment Backlog	2%
New Equipment Backlog at constant currency	3%

Otis Worldwide Corporation
Reconciliation of Adjusted Operating Profit at Constant Currency

Quarter Ended December 31, 2021 Compared with Quarter Ended December 31, 2020

(dollars in millions)	2021	2020	Y/Y
New Equipment
Adjusted Operating Profit	$83	$90	$(7)
Impact of foreign exchange	(4)	—	(4)
Adjusted Operating Profit at constant currency	$79	$90	$(11)

Service
Adjusted Operating Profit	$462	$442	$20
Impact of foreign exchange	14	—	14
Adjusted Operating Profit at constant currency	$476	$442	$34

Otis Consolidated
Adjusted Operating Profit	$520	$509	$11
Impact of foreign exchange	10	—	10
Adjusted Operating Profit at constant currency	$530	$509	$21

Year Ended December 31, 2021 Compared with Year Ended December 31, 2020

(dollars in millions)	2021	2020	Y/Y
New Equipment
Adjusted Operating Profit	$482	$348	$134
Impact of foreign exchange	(29)	—	(29)
Adjusted Operating Profit at constant currency	$453	$348	$105

Service
Adjusted Operating Profit	$1,795	$1,658	$137
Impact of foreign exchange	(33)	—	(33)
Adjusted Operating Profit at constant currency	$1,762	$1,658	$104

Otis Consolidated
Adjusted Operating Profit	$2,191	$1,919	$272
Impact of foreign exchange	(62)	—	(62)
Adjusted Operating Profit at constant currency	$2,129	$1,919	$210

Otis Worldwide Corporation
Consolidated Balance Sheet

	December 31, 2021	December 31, 2020
(amounts in millions)	(Unaudited)
Assets
Cash and cash equivalents	$1,565	$1,782
Restricted cash	1,910	17
Accounts receivable, net	3,232	3,148
Contract assets	550	458
Inventories, net	622	659
Other current assets	382	429
Total Current Assets	8,261	6,493
Future income tax benefits	335	334
Fixed assets, net	774	774
Operating lease right-of-use assets	526	542
Intangible assets, net	419	484
Goodwill	1,667	1,773
Other assets	297	310
Total Assets	$12,279	$10,710

Liabilities and (Deficit) Equity
Short-term borrowings	$24	$701
Accounts payable	1,556	1,453
Accrued liabilities	1,993	1,977
Contract liabilities	2,674	2,542
Total Current Liabilities	6,247	6,673
Long-term debt	7,249	5,262
Future pension and postretirement benefit obligations	558	654
Operating lease liabilities	336	367
Future income tax obligations	267	321
Other long-term liabilities	606	634
Total Liabilities	15,263	13,911

Redeemable noncontrolling interest	160	194
Shareholders' (Deficit) Equity:
Preferred Stock	—	—
Common Stock and additional paid-in-capital	119	59
Treasury Stock	(725)	—
Accumulated deficit	(2,256)	(3,106)
Accumulated other comprehensive income (loss)	(763)	(815)
Total Shareholders' (Deficit) Equity	(3,625)	(3,862)
Noncontrolling interest	481	467
Total (Deficit) Equity	(3,144)	(3,395)
Total Liabilities and (Deficit) Equity	$12,279	$10,710

Otis Worldwide Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2021	2020	2021	2020
Operating Activities:
Net income from operations	$310	$279	$1,420	$1,056
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	51	51	203	191
Stock compensation cost	17	19	65	63
Loss on fixed asset impairment	—	16	—	71
Change in:
Accounts receivable, net	(45)	(84)	(152)	(163)
Contract assets and liabilities, current	(87)	5	53	282
Inventories, net	(4)	25	14	(76)
Accounts payable	(100)	1	130	20
Pension contributions	(14)	(36)	(37)	(64)
Other operating activities, net	149	33	54	100
Net cash flows provided by operating activities	277	309	1,750	1,480
Investing Activities:
Capital expenditures	(41)	(71)	(156)	(183)
Investments in businesses and intangible assets, net of cash acquired	(21)	(3)	(80)	(53)
Proceeds from sale of (investments in) equity securities	—	—	40	(51)
Other investing activities, net	42	10	107	(66)
Net cash flows used in investing activities	(20)	(64)	(89)	(353)
Financing Activities:
Increase (decrease) in short-term borrowings, net	(10)	137	(655)	647
Proceeds from issuance of long-term debt	1,831	—	2,030	6,300
Payment of debt issuance costs	(14)	—	(25)	(43)
Repayment of long-term debt	—	(250)	—	(1,000)
Dividends paid on Common Stock	(102)	(87)	(393)	(260)
Repurchases of Common Stock	—	—	(725)	—
Dividends paid to noncontrolling interest	(25)	(24)	(155)	(149)
Net transfers to UTC	—	—	—	(6,330)
Other financing activities, net	(1)	(31)	(19)	(9)
Net cash flows provided by (used in) financing activities	1,679	(255)	58	(844)
Summary of Activity:
Net cash provided by operating activities	277	309	1,750	1,480
Net cash used in investing activities	(20)	(64)	(89)	(353)
Net cash provided by (used in) financing activities	1,679	(255)	58	(844)
Effect of foreign exchange rate changes on cash and cash equivalents	(32)	59	(43)	59
Net increase in cash, cash equivalents and restricted cash	1,904	49	1,676	342
Cash, cash equivalents and restricted cash, beginning of period	1,573	1,752	1,801	1,459
Cash, cash equivalents and restricted cash, end of period	3,477	1,801	3,477	1,801
Less: Restricted cash	1,912	19	1,912	19
Cash and cash equivalents, end of period	$1,565	$1,782	$1,565	$1,782

Otis Worldwide Corporation
Free Cash Flow Reconciliation

	Quarter Ended December 31,
	(Unaudited)
(dollars in millions)	2021		2020

Net income attributable to common shareholders	$281		$251
Net cash flows provided by operating activities	$277		$309
Net cash flows provided by operating activities as a percentage of net income attributable to common shareholders		99%		123%
Capital expenditures	(41)		(71)
Capital expenditures as a percentage of net income attributable to common shareholders		(15)%		(28)%
Free cash flow	$236		$238
Free cash flow as a percentage of net income attributable to common shareholders		84%		95%

	Year Ended December 31,
	(Unaudited)
(dollars in millions)	2021		2020

Net income attributable to common shareholders	$1,246		$906
Net cash flows provided by operating activities	$1,750		$1,480
Net cash flows provided by operating activities as a percentage of net income attributable to common shareholders		140%		163%
Capital expenditures	(156)		(183)
Capital expenditures as a percentage of net income attributable to common shareholders		(12)%		(20)%
Free cash flow	$1,594		$1,297
Free cash flow as a percentage of net income attributable to common shareholders		128%		143%